Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-186193 on Form S-8 of our report dated March 26, 2013, relating to the financial statements of Bright Horizons Family Solutions Inc. appearing in this Annual Report on Form 10-K of Bright Horizons Family Solutions Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 26, 2013